Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

For Immediate Release

ROYAL CARIBBEAN GROUP PROVIDES BUSINESS UPDATE

MIAMI – May 8, 2020 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today provided a business update and the Company’s response to the impact of the COVID-19 pandemic.

"These are unprecedented times for all of us. Travel restrictions and stay-at-home orders are important to slowing the spread of the virus, but they have severely impacted our operations," said Richard D. Fain, Chairman and CEO. "We are taking decisive actions to prioritize the safety of our guests and crew while protecting our fleet and bolstering liquidity.”

COVID-19 Related Suspension

The outbreak of COVID-19 has resulted in an unprecedented global response to contain the spread of the disease. These global efforts have resulted in travel restrictions and created significant uncertainty regarding worldwide port closures and availability. As part of the global containment effort, the Company previously announced a voluntary suspension of its global cruise operations from March 13 through at least June 11, 2020. Continued disruptions to travel and port operations in various regions may result in further suspensions.

“Our top priority is to ensure the safety of our guests and crew during the suspension period and when we resume operations,” said Mr. Fain. “The Company’s fleet is now either in port or at anchor and we have developed strict protocols to protect our crew that is still onboard our ships.”

The Company has been developing a comprehensive and multi-faceted program to address the unique public health challenges posed by COVID-19. This includes, among other things, enhanced screening, upgraded cleaning and disinfection protocols and plans for social distancing. The Company will continue to work with the Centers for Disease Control and Prevention, global public health authorities and national and local governments to enhance measures to protect the health, safety and security of guests, crew and the communities visited when we are out of service and once operations resume.

Update on Bookings

Prior to the outbreak of COVID-19, the Company started the year in a strong booked position and at higher prices on a prior year comparable basis. Given the impact of COVID-19, booking volumes for the remainder of 2020 are meaningfully lower than the same time last year at prices that are down low-single digits. Due to the suspension in sailings, booking trends reflect elevated cancellations for 2020 and more typical levels for 2021 and beyond. Although still early in the booking cycle, the booked position for 2021 is within historical ranges when compared to same time last year with 2021 prices up mid-single digits compared to 2020.

The Company has instituted several programs in order to best serve its guests: for cancelled cruises, guests are offered the choice of future cruise credits valued at 125% of the initial cruise fare paid in lieu of providing cash refunds. As of April 30, 2020, approximately 45% of the guests have requested cash refunds. For non-cancelled cruises, the Company has implemented a “Cruise with Confidence” policy.

As of March 31, 2020, the Company had $2.4 billion in customer deposits. This includes approximately $0.8 billion of future cruise credits related to previously announced voyage cancellations through June 11, 2020.

The Company also continues to take future bookings for 2020, 2021 and 2022, and receive new customer deposits and final payments on these bookings.

Update on Recent Liquidity Actions and Ongoing Uses of Cash

“Since late January, we have undertaken several proactive measures to mitigate the financial and operational impacts of COVID-19.” said Jason T. Liberty, executive vice president and CFO. “Our focus is on bolstering liquidity through significant cost cutting, capital spend reductions, and other cash conservation measures. In addition, the Company is considering additional financing sources. We continue to evaluate all options available to us to further enhance liquidity.”

As of April 30, 2020, the Company had liquidity of approximately $2.3 billion all in the form of cash and cash equivalents. On May 4, 2020 the company increased the 364-day senior secured credit facility and drew $150 million further enhancing the Company’s liquidity profile.

Reduced Operating Expenses

The Company has taken significant actions to reduce operating expenses during the suspension of its global cruise operations:

•	Significantly reduced ship operating expenses, including crew payroll, food, fuel, insurance and port charges

•	The Company’s ships are currently transitioning into various levels of layup with several ships in the fleet transitioning into cold layup, further reducing operating expenses

•	Eliminated or significantly reduced marketing and selling expenses for the remainder of 2020

•	Reduced workforce by approximately 26 percent of more than 5,000 shoreside employees in the US

•	Suspended travel for shoreside employees and instituted hiring freeze across the organization.

The Company estimates that its average ongoing ship operating expenses and administrative expenses is approximately $150 million to $170 million per month during the suspension of operations. The Company may seek to further reduce this average monthly requirement under a prolonged non-revenue scenario.

Reduced Capital Expenditures

Since the last earnings call, the Company has identified approximately $3.0 billion and $1.4 billion of capital expenditure reductions or deferrals in 2020 and 2021, respectively. The 2020 reductions and deferrals are comprised of:

•	$1.2 billion, of non-newbuild, discretionary capital expenditures and

•	$1.8 billion in reduced spend or deferred installment payments for newbuild related payments which the Company is currently finalizing.

The Company believes COVID-19 has impacted shipyard operations and will result in delivery delays of ships previously planned for delivery in 2020 and 2021.

Debt Maturities, New Financings and Other Liquidity Actions

Since the last earnings call, the Company has taken several additional actions to further improve its liquidity position and manage cash flow:

•	Increased the capacity under its revolving credit facilities by $0.6 billion, and fully drew on both facilities

•	Entered into a $2.35 billion 364-day senior secured credit facility with an option to extend (secured by 28 ships with a net book value of approximately $12 billion as of March 31, 2020)

•	Obtained a $0.8 billion, 12-month debt amortization and financial covenant holiday from certain export-credit backed facilities

•	Amended its non-export-credit backed bank facilities to incorporate a 12-month financial covenant holiday

•	Agreed with its lenders that it will not pay dividends or engage in stock repurchases.

As of May 5, 2020, expected debt maturities for the remainder of 2020 and 2021 are $0.4 billion and $0.9 billion, respectively.

The Company estimates its cash burn to be, on average, in the range of approximately $250 million to $275 million per month during a suspension of operations. This range includes ongoing ship operating expenses, administrative expenses, and debt service expense, hedging costs, expected necessary capital expenditures (net of committed financings in the case of newbuilds) and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings. The Company is considering ways to further reduce the average monthly requirement under a prolonged out-of-service scenario and during start-up of operations.

The Company continues to identify and evaluate further actions to improve its liquidity. These include and are not limited to: further reductions in capital expenditures, operating expenses and administrative costs and additional financings.

On March 10, 2020, the Company withdrew its first quarter and full-year 2020 guidance. The magnitude, duration and speed of COVID-19 remains uncertain. As a consequence, we cannot estimate the impact of COVID-19 on our business, financial condition or near or longer-term financial or operational results with reasonable certainty, but we expect to incur a net loss on both a US GAAP and adjusted basis for the first quarter ended March 31, 2020 and the 2020 fiscal year; the extent of which will depend on the timing and extent of our return to service.

About Royal Caribbean Cruises Ltd

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation Company that controls and operates four global brands: Royal Caribbean International, Celebrity Cruises, Azamara and Silversea Cruises. The Company is also a 50% joint venture owner of the German brand TUI Cruises and a 49% shareholder of the Spanish brand Pullmantur Cruceros. Together these brands operate a combined total of 62 ships with an additional 16 on order as of March 31, 2020. They operate diverse itineraries around the world that call on all seven continents. Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamara.com, www.silversea.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2020 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering”, and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; the impact of the global incidence and spread of COVID-19, which has led to the temporary suspension of our operations and has had and will continue to have a material negative impact on our operating results and liquidity, or other contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: the current and potential additional governmental and self-imposed travel restrictions, the current and potential extension of the suspension of cruises and new additional suspensions, guest cancellations, an inability to source our crew or our provisions and supplies from certain places, the incurrence of COVID-19 and other contagious diseases on our ships and an increase in concern about the risk of illness on our ships or when traveling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in US foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others;  the impact of new or changing legislation and regulations or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

In addition, many of these risks and uncertainties are currently heightened by and will continue to be heightened by, or in the future may be heightened by, the COVID-19 pandemic. It is not possible to predict or identify all such risks.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, copy of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.